Exhibit 10.7

STATEMENT OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE
SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
KINETIC CONCEPTS, INC.

(Pursuant to Article 2.13 of the Texas Business Corporation Act)

Kinetic Concepts, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Texas, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended, (hereinafter referred to as the “Articles of Incorporation”) and pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, said Board of Directors, duly approved and adopted the following resolution (the “Resolution”) on August 9, 2003:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of a series of Preferred Stock of the Corporation, designated as Series A Convertible Participating Preferred Stock of the Corporation, par value $0.001 per share, having the designations, preferences, relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof that are set forth in this Resolution, as follows:

SECTION 1.  Designation and Amount. The designation for the series of Preferred Stock authorized by this Resolution shall be the Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred”). The initial liquidation preference of the Series A Preferred is $1,000.00 per share (the “Initial Liquidation Preference”) and the original issue price for each such share is $1,000.00. The Initial Liquidation Preference or the issue price per share of the Series A Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Corporation.  The number of shares constituting such Series A Preferred Stock shall be 264,000 shares.

SECTION 2.  Rank.  The Series A Preferred shall, with respect to the right to receive dividends and distributions of assets and rights upon the Corporation’s liquidation, dissolution or winding up, rank (x) senior to the Common Stock and each other class or series of preferred stock of the Corporation hereafter created which does not expressly rank senior to or pari passu with the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s liquidation, dissolution or winding up (together with the Common Stock, the “Junior Capital Stock”), (y) pari passu with all other series of Preferred Stock of the Corporation, created after the date hereof, which expressly ranks on a parity with the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s liquidation, dissolution or winding up (the “Parity Capital Stock”), and (y) junior to all other series of Preferred Stock of the Corporation, created after the date hereof, which expressly ranks senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s liquidation, dissolution or winding up (the “Senior Capital Stock”).

SECTION 3.  Stated Value/Liquidation, Dissolution or Winding Up

(a)       For the purposes hereof, the “Stated Value” per share of Series A Preferred as of any date, shall mean the Initial Liquidation Preference, together with accrued Dividends through such date that have been added to the Stated Value through accretion as provided in Section 4(a)

below; provided, that, upon any conversion of shares of Series A Preferred in accordance with Section 7 hereof or a Sale of the Corporation on or prior to December 31, 2005, the Stated Value shall mean the Initial Liquidation Preference, together with (i) accrued Dividends through the date of such conversion or sale and (ii) the Minimum Dividends that such shares of Series A Preferred would have been entitled to on each Quarterly Dividend Payment Date had they not become subject to conversion or sale and remained outstanding through December 31, 2005.

(b)       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any shares of any Junior Capital Stock by reason of their ownership thereof, an amount in cash equal to the greater of (i) the amount the holders of Series A Preferred would have received had they converted their shares of Series A Preferred into Common Stock, in accordance with the provisions of Section 7 hereof, immediately prior to such liquidation, dissolution or winding up or (ii) the Stated Value then in effect plus (A) if such liquidation, dissolution or winding up occurs prior to the Final Quarterly Dividend Payment Date, the increase in the Stated Value which would have occurred on the Quarterly Dividend Payment Date next following such liquidation, dissolution or winding up or (B) if such liquidation, dissolution or winding up occurs after the Final Quarterly Dividend Payment Date, the amount of any accumulated but unpaid Participating Dividends as of the date of such event, pro rata to the date of such dissolution, liquidation, or winding up.  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred the full amount to which they shall be entitled pursuant to this Section 3(b), the holders of shares of Series A Preferred, and any other shares of Parity Capital Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  For the purposes of this Section 3(b) and 3(c), a Sale of the Corporation (as defined below) shall not be considered a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c)       After the payment of all amounts required to be paid pursuant to Section 3(b) to the holders of shares of Series A Preferred, and any other shares of Parity Capital Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of any capital stock of the Corporation other than the Series A Preferred and Parity Capital Stock then outstanding shall share in any distribution of the remaining assets and funds of the Corporation in the manner provided by law, in the Articles of Incorporation of the Corporation, as amended, or as provided in any pertinent Statement of Designations of the Corporation, as the case may be.

(d)       Upon the occurrence of, (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation or, after a Holding Company Merger, Parent to any Person (other than the Corporation or any Subsidiary of the Corporation) or group of related Persons (other than the Corporation and its Subsidiaries) for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance of the terms of this Resolution), (ii) any Person or Group (other than any of the Permitted Holder(s) or any underwriters in connection with an offering of Common Stock registered under the Securities Act) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Corporation or, after a Holding Company Merger, Parent, or (iii) the first day on which a majority of the members of the Board of Directors of the Corporation or, after a Holding Company Merger, Parent are not Continuing Directors (each a “Sale of the Corporation”), the Series A Preferred will be entitled to receive the greater of (x) the Stated Value of the Series A Preferred at such time, plus (A) if such Sale of the Corporation occurs prior to the Final Quarterly Dividend Payment Date, the increase in the Stated Value that would have occurred on the Quarterly Dividend Payment Date next following such Sale of the Corporation, pro rated to the date of such Sale of the Corporation, or (B) if such Sale of the Corporation occurs after the Final Quarterly Dividend Payment Date, the amount of any accumulated but unpaid Participating Dividends as of the date of such event, in cash or other securities received in the transaction, which value, if the securities received in the transaction are not then publicly traded, will be based on the advice of a non-affiliated investment banking firm selected by the Corporation that is reasonably acceptable to the holders of two-thirds of the shares of outstanding Series A Preferred or (y) the cash or consideration that would have been received in such transaction by the holder of shares of Common Stock equal to the number of shares of Common Stock the Series A Preferred would have been convertible into at such time; provided, however, that prior to the Corporation’s repurchase or redemption of any of the shares of Series A Preferred pursuant to this Section 3(d), the Corporation shall have repurchased any High Yield Notes as are required to be repurchased by the terms of the High Yield Indenture.

SECTION 4.  Dividends

(a)       The holders of shares of Series A Preferred shall be entitled to receive, whether or not declared by the Board of Directors, cumulative quarterly dividends (the “Dividends”) equal to the greater of:  (i) 9.00% per annum of the Stated Value of the Series A Preferred, calculated at each Quarterly Dividend Payment Date from the later of the date that the first share of Series A Preferred is issued (the “Issue Date”) or the most recent Quarterly Dividend Payment Date, compounded quarterly (the “Minimum Dividends”), or (ii) the dividends which would have been payable to such holders of shares of Series A Preferred in such quarter had such holders converted such shares of Series A Preferred into Common Stock immediately prior to the record date of any dividend declared on the Common Stock in such quarter (the “Participating Dividends”); provided, however, that to the extent that any Dividends are not paid in cash, an amount equal to the fair market value of such Dividends shall be added to the Stated Value.  Dividends payable in respect of outstanding shares of Series A Preferred shall begin to accrue and compound quarterly on the last day of each of March, June, September and December in each year (each such date being a “Quarterly Dividend Payment Date”) commencing in respect of each outstanding share of Series A Preferred on the first Quarterly Dividend Payment Date occurring on or after the Issue Date; provided, however, that to the extent that any Dividends are not paid in cash, an amount equal to the fair market value of such Dividends shall be added to the Stated Value.

(b)       Holders of the Series A Preferred shall be entitled to receive either the Minimum Dividends or the Participating Dividends in accordance with Section 4(a), up to and including the last Quarterly Dividend Payment Date occurring on or prior to the sixth anniversary of the Issue Date (the “Final Quarterly Dividend Payment Date”).  After the Final Quarterly Dividend Payment Date, holders of the Series A Preferred shall only be entitled to receive Participating Dividends; provided, that, during any period after the Initial Mandatory Redemption Date during which the Corporation has delayed the mandatory redemption of the Series A Preferred pursuant to Section 6(a) below, the Series A Preferred shall be entitled to the greater of (i) the Minimum Dividends and (ii) Participating Dividends for such periods.

(c)       The Dividends set forth in Section 4(a) hereof for the twelve Quarterly Dividend Payment Dates immediately after the Issue Date shall not be payable in cash, but shall be added to the Stated Value on the relevant Dividend Payment Date in accordance with Section 4(a) hereof.

(d)       The Board of Directors of the Corporation may fix a record date for the determination of holders of Series A Preferred entitled to receive payment of Dividends pursuant to Section 4(a) hereof, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.  All cash payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

SECTION 5.  Protective Provisions

Prior to a Qualified IPO (as defined below) or a Sale of the Corporation:

(a)  Limitation on Incurrence of Indebtedness.  Without the approval of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness; provided, however, the Corporation and its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Corporation’s Leverage Ratio is no more than 5.5 to 1.  Notwithstanding the foregoing, the Corporation and any of its Subsidiaries may incur: (i) Indebtedness permitted to be incurred under the terms of the High Yield Indenture or any Refinancings thereof, (ii) Indebtedness permitted to be incurred under the terms of the Credit Agreement or any Refinancings thereof, and (iii) Indebtedness arising from loans or advances from any Subsidiary of the Corporation to the Corporation or any other Subsidiary of the Corporation.

(b)  Limitation on Restricted Payments.  The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly,

(1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Corporation or warrants, options or other rights to acquire Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, Qualified Capital Stock)) on or in respect of shares of the Corporation’ s Junior Capital Stock to holders of such Junior Capital Stock, or

(2)          purchase, redeem or otherwise acquire or retire for value any Junior Capital Stock of the Corporation or any warrants, rights or options to purchase or acquire shares of any class of such Junior Capital Stock, (each of the foregoing actions set forth in clauses (1) and (2) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(A)      the Corporation’s Consolidated Fixed Charge Coverage Ratio, after giving effect to such Restricted Payment, is greater than 2.0 to 1.0; or

(B)        the aggregate amount of Restricted Payments (including such proposed Restricted Payment but excluding the Distribution) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall exceed the sum, without duplication, of:

(1)     50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Corporation earned during the period beginning on the first day of the fiscal quarter which includes the Issue Date and ending on the last day of the last fiscal quarter that precedes the date the Restricted Payment occurs (the “Reference Date”) for which a financial statement relating to such fiscal quarter has been filed or furnished in a report with the SEC (treating such period as a single accounting period); plus

(2)     100% of the aggregate net cash proceeds received by the Corporation from any Person (other than a Subsidiary of the Corporation ) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Corporation (other than the Series A Preferred to the extent that the net cash proceeds therefrom are or are expected to be used to fund the Distribution and other than proceeds of Qualified Capital Stock to the extent that they are used pursuant to clause (14) of Permitted Investments); plus

(3)     100% of the aggregate net cash proceeds received after the Issue Date by the Corporation from the issuance or sale (other than to a Subsidiary of the Corporation ) of debt securities or Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Corporation, together with (without duplication) any net cash proceeds received by the Corporation at the time of such conversion or exchange; plus

(4)     to the extent not otherwise included in the Consolidated Net Income of the Corporation, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in Unrestricted Subsidiaries resulting from the payments in cash of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the Corporation or a Restricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary; plus

(5)     to the extent not otherwise included in Consolidated Net Income, net cash proceeds from sale of Investments which were treated as Restricted Payments, but not to exceed the amounts so treated; plus

(6)     without duplication of any amounts included in clauses (B)(2) and (B)(3) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Corporation from a holder of the Corporation’ s Capital Stock other than proceeds of a Capital Contribution to the extent that they are used pursuant to clause (14) of Permitted Investments.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)   the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or redemption payment if the dividend or redemption payment would have been permitted on the date of declaration;

(2)   the acquisition of any shares of Capital Stock of the Corporation, either:

(A)  solely in exchange for shares of Qualified Capital Stock of the Corporation (or warrants, options or other rights to acquire Qualified Capital Stock of the Corporation (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, Qualified Capital Stock)), or

(B)   through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock of the Corporation (or warrants, options or other rights to acquire Qualified Capital Stock of the

Corporation (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, Qualified Capital Stock));

(3)   repurchases by the Corporation of Equity Interests of the Corporation from employees, consultants or directors of the Corporation or any of its Subsidiaries or their authorized representatives upon or within 270 days after the death, disability or termination of employment, consultancy, or directorships of such employees, consultants or directors, in an amount not to exceed the difference of (A) a cumulative amount equal to $10.0 million per fiscal year (or partial fiscal year) beginning with the fiscal year that included the Issue Date, minus (B) the aggregate amount of Restricted Payments made pursuant to this clause (3); provided, however, that the aggregate amount of Restricted Payments made pursuant to this clause (3) shall not exceed $30.0 million in the aggregate from and after the Issue Date;

(4)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such stock options;

(5)   for the avoidance of doubt only, payments pursuant to the Management Agreement;

(6)   other Restricted Payments pursuant to this clause (6) not to exceed $80.0 million in the aggregate from and after the Issue Date;

(7)   the acquisition of, or declaration or payment of dividends on, Equity Interests of the Corporation in connection with the consummation of the Distribution;

(8)   after the Holding Company Merger, payments to the Parent pursuant to this clause (8), (i) to enable the Parent to pay the Federal, state, local, or foreign tax liabilities of itself, and of the Corporation and its Subsidiaries for which it is liable; such payment shall be determined assuming that the Parent, the Corporation, and the Subsidiaries file a consolidated Federal (and where actually filed, consolidated, combined, unitary or similar returns for state, local or foreign purposes) tax return with the Parent as the Parent and the Corporation and the Subsidiaries as members and that the Parent has no substantial assets other than the stock of the Corporation and any tax payments shall either be used by the Parent to pay such tax liabilities within 90 days of the Parent’s receipt of such payment or refunded to the payee, and (ii) in an aggregate amount not to exceed $10 million per year in order to pay legal and accounting expenses, payroll and other compensation expenses in the ordinary course of business, and other corporate overhead expenses in the ordinary course of business; and

(9)   for the avoidance of doubt, the distribution of any Equity Interests of any Subsidiary of the Corporation for the purpose of establishing a holding company structure.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (B) of the immediately preceding paragraph, amounts expended pursuant to clauses (2)(A), (4), (5), (7), (8) and (9) shall be excluded in such calculation and amounts expended pursuant to clauses (1), (2)(B), (3) and (6) shall be included in such calculation; or

(c)  amend, alter, repeal or waive any provision of the Corporation’s Articles of Incorporation, as it may be amended from time to time, or the Corporation’s By-Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred.

SECTION 6.  Redemption

(a)       Except as set forth in this Section 6(a), the Series A Preferred shall be mandatorily redeemed by the Corporation on the twelfth anniversary of the Issue Date (the “Initial Mandatory Redemption Date”).  On the Initial Mandatory Redemption Date, the Corporation shall have the option to delay the mandatory redemption of the Series A Preferred until the fifteenth anniversary of the Issue Date (the “Extended Mandatory Redemption Date”).  On the Extended Mandatory Redemption Date, the Corporation shall have the option to delay the mandatory redemption of the Series A Preferred until the seventeenth anniversary of the Issue Date (the “Final Mandatory Redemption Date”).

(b)       At the Initial Mandatory Redemption Date, each share of Series A Preferred shall be redeemed, at the option of the Corporation, for an amount of cash, Common Stock or a combination of cash and Common Stock, the fair market value of which, when combined with any cash paid in connection with such redemption, shall be equal to the greater of (i) the Stated Value or (ii) the average Closing Sale Price of the Common Stock into which such Series A Preferred is then convertible for the 20 consecutive trading days immediately preceding the Initial Mandatory Redemption Date; provided, that, if the redemption price is based on the Stated Value and the Corporation chooses to redeem the Series A Preferred for Common Stock or for a combination of cash and Common Stock, (x) such Common Stock must be listed on a United States national securities exchange or quoted on the Nasdaq Stock Market, and (y) such Common Stock to be issued in redemption of the Series A Preferred shall not represent more than 35% of the fully diluted common equity of the Corporation.

(c)       If the Corporation delays the mandatory redemption of the Series A Preferred in accordance with Section 6(a) above, the Corporation shall have the option at any time after the Initial Mandatory Redemption Date or Extended Mandatory Redemption Date, as applicable, to redeem each share of Series A Preferred for an amount of cash, Common Stock or a combination of cash and Common Stock, at the option of the Corporation, the fair market value of which, when combined with any cash paid in connection with such redemption, shall be equal to the greater of (i) the Stated Value or (ii) the average Closing Sale Price of the Common Stock into which such Series A Preferred is then convertible for the 20 consecutive trading days immediately preceding such redemption; provided, that, if the redemption price is based on the Stated Value and the Corporation chooses to redeem the Series A Preferred for Common Stock or for a combination of cash and Common Stock, such Common Stock must be listed on a United States national securities exchange or quoted on The Nasdaq Stock Market and such Common Stock to be issued in redemption of the Series A Preferred shall not represent more than 35% of the fully diluted common equity of the Corporation.

(d)       At the Final Mandatory Redemption Date, the Corporation shall redeem each share of Series A Preferred for cash in an amount equal to the greater of (1) the Stated Value or (2) the Closing Sale Price of the Common Stock into which the Series A Preferred is then convertible (which Closing Sale Price shall be equal to the average Closing Price for the 20 consecutive trading days immediately preceding the Final Mandatory Redemption Date, if the Common Stock is then traded on a U.S. securities exchange or, is reported by the National Association of Securities Dealers Automated Quotation system or, by the National Quotation Bureau Incorporated).

(e)       Notice of any redemption of shares of Series A Preferred pursuant to this Section 6 (the “Redemption Notice”) shall be mailed not less than 30 days and not more than 90 days prior to the date fixed for redemption to each holder of shares of Series A Preferred to be redeemed, at such holder’s address as it appears on the transfer books of the Corporation, notifying each such holder of the redemption to be effected and specifying the redemption date (the “Redemption Date”), redemption price (the “Redemption Price”), whether the Redemption Price will be payable in cash, Common Stock, or a combination of cash and Common Stock, the place at which payment may be obtained and requesting each such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares of Series A Preferred to be redeemed.  On or after the Redemption Date, each holder of Series A Preferred who has not previously elected to convert its shares of

Series A Preferred into Common Stock pursuant to Section 7 hereof shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In order to facilitate the redemption of shares of Series A Preferred, the Board may fix a record date for the determination of the holders of shares of Series A Preferred to be redeemed, not more than 60 days or less than 10 days prior to the date fixed for such redemption.

(f)        From and after any Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(g)       On or prior to any Redemption Date, the Corporation shall deposit the aggregate Redemption Price of all shares of Series A Preferred with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares of Series A Preferred not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to section 3(e) above.  As of the Redemption Date, the deposit shall constitute full payment of the Redemption Price for the shares of Series A Preferred Stock to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of certificates therefor.  Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(g) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 7 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion.  The balance of any moneys deposited by the Corporation pursuant to this Section 6(g) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of the Board of Directors of the Corporation.

SECTION 7.  Conversion

(a)       Subject to the terms and conditions of this Section 7, the holder of any share or shares of Series A Preferred shall have the right, at his, her or its option at any time, to convert any such shares of Series A Preferred into such number of fully paid and nonassessable whole shares of Common Stock (the “Conversion Rate”) as is obtained by dividing (i) the Stated Value per share then in effect plus (A) if such conversion occurs prior to the Final Quarterly Dividend Payment Date, the increase in the Stated Value which would have occurred on the Quarterly Dividend Payment Date next following such conversion, pro rated to the date of such conversion,  (B) if such conversion occurs after the Final Quarterly Dividend Payment Date, the amount of any accumulated but unpaid Participating Dividends as of the date of such conversion, or (C) if such conversion occurs during any period after the Initial Mandatory Redemption date during which the Corporation has delayed the mandatory redemption of the Series A Preferred pursuant to Section 6(a) above, the increase in the Stated Value as a result of any Dividends that the shares of the Series A Preferred are entitled to pursuant to Section 4(b), pro rated to the date of such conversion by (ii) the conversion price of $17.00 per share, or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”).  Such right of conversion shall be exercised by the holder thereof by giving written notice to the Corporation that the holder elects to convert a stated number of shares of Series

A Preferred into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock shall be issued.

(b)           (i)            Immediately upon the completion of a sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor rule thereto) or to an employee benefit plan of the Corporation (a “Qualified IPO”), at a price offered to the public of $22.00 per share or greater, as adjusted in the same manner as the Conversion Price for any transaction that has resulted in an adjustment to the Conversion Price, the Series A Preferred shall be automatically converted into Common Stock at the Conversion Rate.

(ii)           In the event that the Corporation completes a Qualified IPO at a price offered to the public of less than $22.00 per share, as adjusted in the same manner as the Conversion Price for any transaction that has resulted in an adjustment to the Conversion Price, the Corporation shall have the option to cause each share of the Series A Preferred to be mandatorily converted at a conversion rate equal to the product of (x) the Conversion Rate, multiplied by (y) the quotient of (a) $22.00, as adjusted in the same manner as the Conversion Price for any transaction that has resulted in an adjustment to the Conversion Price, divided by (b) the price per common share offered to the public in such Qualified IPO; provided, that, if the Corporation does not exercise its option to cause the Series A Preferred to be mandatorily converted pursuant to this Section 7(b)(ii), each share of Series A Preferred shall automatically convert into Common Stock at the Conversion Rate on the first day that the average of the Closing Sales Prices per share of Common Stock exceeds $23.50, as adjusted in the same manner as the Conversion Price for any transaction that has resulted in an adjustment to the Conversion Price, for 20 consecutive trading days; provided, further, that if the Series A Preferred is not converted at the option of the Corporation pursuant to this Section 7(b)(ii), the Corporation shall have the option to cause each share of the Series A Preferred to be mandatorily converted at any time at a conversion rate equal to the product of (x) the Conversion Rate, multiplied by (y) the quotient of  (a) $23.50, as adjusted in the same manner as the Conversion Price for any transaction that has resulted in an adjustment to the Conversion Price, divided by (b) the average of the Closing Sales Prices for the 20 consecutive trading days immediately preceding the date the notice of such conversion is mailed to the holders of the Series A Preferred.

(iii)          Upon any conversion of Series A Preferred in accordance with Section 7(b)(ii), the Corporation shall mail written notice thereof to the address of such holder as shown on the books of the Corporation, which notice shall state the applicable Conversion Rate and setting forth in reasonable detail the method of calculation of the Conversion Rate.  Promptly after surrender of the certificate or certificates for the share or shares of the Series A Preferred that are the subject of the conversion notice, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred.

(c)           Promptly after the receipt by the Corporation of the written notice referred to in Section 7(a) above and surrender of the certificate or certificates for the share or shares of the Series A Preferred to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred.  To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such shares or shares of Series A Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(d)       (i)                No fractional shares shall be issued upon conversion of the Series A Preferred into Common Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  If any fractional interest in a share of Common Stock would, except for the provisions of this Section 7(d), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series A Preferred for conversion an amount in cash equal to the current value of such fractional interest based upon the Closing Sale Price of the Common Stock on the trading day prior to the date of the notice of conversion.

(ii)               In case the number of shares of Series A Preferred represented by the certificate or certificates surrendered pursuant to Section 7(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred represented by the certificate or certificates surrendered which are not to be converted.

(e)       In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event that the then outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price for the Series A Preferred in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.  In the event that the Corporation shall declare or pay, without consideration, any dividend on the then outstanding shares of Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f)        In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in securities of the Corporation other than Common Stock or in any right to acquire securities of the Corporation other than Common Stock for no consideration and other than as otherwise adjusted in this Section 7, then in each such event provision shall be made so that the holders of the Series A Preferred shall be entitled to receive a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such dividend or other distribution.

(g)       If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7(e) above or a merger or other reorganization referred to in Section 3(d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series A Preferred after the capital reorganization, reclassification or other action to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after such action and be as nearly equivalent as possible.

(h)       Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred at the address of such holder as shown on the books of the Corporation (or its transfer agent, if any), which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(i)          In case at any time:

(i)    the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii)   the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iii)  there shall be any reorganization, recapitalization or reclassification of the capital stock of the Corporation (a “Reorganization”) or the Corporation shall enter into an agreement with respect to any transaction described in Section 3(d) hereof (a “Change of Control Transaction”); or

(iv)  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred at the address of such holder as shown on the books of the Corporation (or its transfer agent, if any), (A) at least 10 days’ prior written notice of the date on which the books of the Corporation (or its transfer agent) shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Reorganization or Change of Control Transaction, and (B) in the case of any such Reorganization or Change of Control Transaction, at least 10 days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Reorganization or Change of Control Transaction, as the case may be.

(j)        The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred.  All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price.  The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

(k)       Shares of Series A Preferred that are converted into shares of Common Stock as provided herein shall not be reissued.

(l)        The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Series A Preferred which is being converted.

(m)      The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

SECTION 8.  Voting Except as otherwise required by law or as expressly set forth herein, the holders of the Series A Preferred shall vote together with the holders of Common Stock on all matters to be voted on by the shareholders of the Corporation, and each holder of Series A Preferred shall be entitled to one vote for each whole share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred held by such holder on the record date for the determination of stockholders entitled to vote; provided, however, that, no holder of the Series A Preferred will be entitled to vote as a result of increases in the Stated Value of the Series A Preferred after the Issue Date until any applicable waiting period under the Hart Scott Rodino Anitrust Improvements Act of 1976, as amended, shall have expired or been terminated to the extent that such waiting period would be triggered by such holder’s acquisition of shares of Series A Preferred or as a result of increases in the Stated Value thereof after the Issue Date.  In the event any matter requires a separate vote of the holders of the Series A Preferred as a class as a matter of law or as expressly set forth herein, the approval of two-thirds of the shares of the Series A Preferred voting in connection with such matter shall be necessary to approve such matter.

SECTION 9.  Restriction of Participation in Reorganization Each holder of shares of Series A Preferred, by its acceptance thereof, shall be deemed to have agreed that it shall not participate in the Reorganization Transactions with respect to the shares of the Series A Preferred.  As used herein, “Reorganization Transactions” shall mean one or more dividends on, or repurchases or redemptions of, equity interests of the Corporation (including the cash settlement of employee stock options or other employee incentive plans) prior to March 31, 2004 in an aggregate amount not to exceed $300.0 million plus (1) net cash proceeds from the sale of shares of the Series A Preferred, (2) the net cash proceeds (on an after tax basis) received from the installment payment due in January 2004 in connection with the antitrust litigation settlement with Hillenbrand Industries, Inc., which amount shall not exceed $47.0 million, (3) the estimated tax benefit to the Corporation from the recapitalization, including the exercise or repurchase of stock options in connection therewith, which amount shall not exceed $40.0 million and (4) the cash proceeds received, if any, from the exercise of stock options repurchased in connection with the recapitalization.

SECTION 10.  Definitions

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Restricted Subsidiaries or (2) which becomes Indebtedness of the Corporation or a Restricted Subsidiary in connection with the acquisition of assets from such Person, and in each case not incurred by such Person or its Subsidiary in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Corporation or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by the Corporation or any Restricted Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Corporation or any Restricted Subsidiary of the Corporation, or shall be merged with or into the Corporation or any Restricted Subsidiary of the Corporation, or (2) the acquisition by the Corporation or any Restricted Subsidiary of the Corporation of the assets of any Person (other than a Restricted Subsidiary of the Corporation) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Corporation or a Restricted Subsidiary of the Corporation of:

(1)          any Capital Stock of any Restricted Subsidiary of the Corporation; or

(2)          any other property or assets of the Corporation or any Restricted Subsidiary of the Corporation other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a)   a transaction or series of related transactions for which the Corporation or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million,

(b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Corporation as permitted under the “Merger, Consolidation and Sale of Assets” covenant of the High Yield Indenture or any such disposition that constitutes a “Change of Control” under the High Yield Indenture,

(c)   sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof,

(d)   transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction,

(e)   Investments and Restricted Payments that are not prohibited by the High Yield Indenture, or

(f)    the distribution of any Equity Interests of any Subsidiary of the Corporation for the purpose of establishing a holding company structure in compliance with the “Merger, Consolidation and Sale of Assets” covenant of the High Yield Indenture.

“Board of Directors” means, as to any Person, the board of directors of such Person.

“Capital Contribution” means any contribution to the equity of the Corporation from a direct or indirect parent of the Corporation for which no consideration is given.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person, as adjusted in the same manner as the Conversion Price for any transaction that has resulted in an adjustment to the Conversion Price

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Closing Sale Price” on any date shall mean the closing per share sale price (or if no closing sale price is reported, the average of the average bid and the average ask prices) for the Common Stock as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated.  In the absence of such a quotation, “Closing Sale Price” shall be determined in good faith by the Board of Directors of the Corporation, based on the advice of a non-affiliated investment banking firm selected by the Corporation reasonably acceptable to the holders of two-thirds of the outstanding shares of Series A Preferred.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock,

whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)          Consolidated Net Income, and

(2)          to the extent Consolidated Net Income has been reduced thereby,

(A)      all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and any payments to the Parent pursuant to clause (8) of the last paragraph of Section 5(b) above,

(B)        Consolidated Interest Expense,

(C)        the aggregate charges for depreciation, amortization and impairment of goodwill or other intangible assets of such Person and its Restricted Subsidiaries for such period,

(D)       the unrealized foreign currency losses of such Person and its Restricted Subsidiaries for such period,

(E)         other non-cash charges of such Person and its Restricted Subsidiaries for such period, less (i) any non-cash charges increasing Consolidated Net Income during such period and (ii) the amount of all cash payments made by such Person or any of its Restricted Subsidiaries during such period, to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period,

(F)         for purposes of determining the Consolidated Fixed Charge Coverage Ratio or the Leverage Ratio (and the components thereof) for any Four Quarter Period that includes the Issue Date, the Transaction Expenses,

(G)        management fees paid pursuant to the Management Agreement paid within the twelve month period immediately prior to the Issue Date; provided that no further management fee payments are made after August 31, 2003, or required to be made, thereunder,

(H)       cash expenses for stock option and stock repurchase for the twelve month period immediately prior to the Issue Date and cash expenses related thereto incurred on or after the Issue Date, and

(I)            research and development expense write-offs during the twelve month period immediately prior to the Issue Date,

in each case as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”)

ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)          the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

(2)          any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of “Consolidated Net Income”) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)          interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)          if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)          notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, plus (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person (other than (x) dividends paid in Qualified Capital Stock and (y) dividends on the Series A Preferred, the net proceeds of which will be used for the

Distribution, to the extent that they are paid in kind or accrete) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Indebtedness” means on any date, with respect to the Corporation and its Restricted Subsidiaries on a Consolidated basis, all Indebtedness of the Corporation and its Restricted Subsidiaries which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year after the date of incurrence thereof, and any such Indebtedness maturing within one year from the date of incurrence which is directly or indirectly renewable or extendible at the option of such Person to a date more than one year from such date of incurrence (including an option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from such date of incurrence) and all Guarantee Obligations of the Corporation and its Restricted Subsidiaries on such date in respect of any such Indebtedness of Persons other than the Corporation and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)          the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(A)      any amortization of debt discount,

(B)        the net costs under Interest Swap Obligations,

(C)        all capitalized interest, and

(D)       the interest portion of any deferred payment obligation, but excluding amortization or write-off of deferred financing costs;

but, in all cases, excluding dividends on the Series A Preferred, the net proceeds of which will be used for the Distribution, to the extent that they are paid in kind or accrete, except to the extent that they constitute Disqualified Capital Stock; and

(2)          the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP minus, after the Holding Company Merger, any payments to the Parent pursuant to clause (8) of the last paragraph of Section 5(b) above; provided that there shall be excluded therefrom:

(1)          after-tax gains from asset sales or abandonments or reserves relating thereto,

(2)          after-tax items classified as extraordinary or nonrecurring gains,

(3)          the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise,

(4)          the net income of any Person in which the referent Person has an interest, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person,

(5)          any restoration to income of any contingency reserve in accordance with GAAP, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date,

(6)          income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(7)          in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

(8)          after-tax gains from the installment payment due in January 2004 in connection with the anti-trust litigation settlement with Hillenbrand Industries, Inc., and

(9)          tax benefits from the exercise of employee stock options to the extent proceeds from such exercise are used to fund the Distribution.

“Continuing Directors” means, as of the date of determination, any member of the Board of Directors of the Corporation, or, after a Holding Company Merger, Parent who (1) was a member of the Board of Directors of the Corporation on the Issue Date or (2) was nominated for election or elected to the Board of Directors of the Corporation or, after a Holding Company Merger, Parent, with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement to be dated on or about the Issue Date, among the Corporation, the lenders party thereto in their capacities as lenders thereunder, Morgan Stanley Senior Funding Inc., as Administrative Agent, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Syndication Agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced, restated or otherwise modified from time to time, including any agreement and related documents (including, without limitation, any loan agreement, note, note purchase agreement and indenture) extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 5(a) above) or adding Restricted Subsidiaries of the Corporation as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement and related documents or any successor or replacement agreement and related documents and whether by the same or any other agent, lender, group of lenders or otherwise and whether through any credit facilities or other borrowing or lending arrangements, including through issuing senior or subordinated notes.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any Restricted Subsidiary of the Corporation against fluctuations in currency values.

“Disqualified Capital Stock” means that portion of any Capital Stock (other than shares of the Series A Preferred)  which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Final Mandatory Redemption Date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Final Mandatory Redemption Date shall not constitute Disqualified Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Corporation’ s repurchase of the Series A Preferred.

“Distribution” means one or more dividends on, or repurchases or redemptions of, Equity Interests (including the cash settlement of employee stock options or other employee incentive plans) prior to March 31, 2004 in an aggregate amount not to exceed $300 million plus (1) net cash proceeds from the sale of Preferred Stock completed prior to March 31, 2004, (2) the net cash proceeds (on an after tax basis) received from the installment payment due in January 2004 in connection with the antitrust litigation settlement with Hillenbrand Industries, Inc., which amount shall not exceed $47 million, (3) the tax benefit to the Corporation from the recapitalization, including the exercise or repurchase of stock options in connection therewith, which amount shall not exceed $40 million and (4) the cash proceeds received from the exercise of stock options repurchased in connection with the recapitalization.

“Equity Interests” of a Person means Capital Stock or partnership, participation or membership interests of such Person and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests of such Person (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests of such Person).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Notes” means the Corporation’ s existing 9 5/8% Senior Subordinated Notes due 2007, Series A and the 9 5/8% Senior Subordinated Notes due 2007, Series B and the related guarantees.

“Fremont” means Fremont Partners, L.P. and its affiliates.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

“High Yield Notes” means the Corporation’s 7 3/8% Senior Subordinated Notes due 2013, issued pursuant to an indenture (the “High Yield Indenture”) dated August 11, 2003.

“Holding Company Merger” means a merger of the Corporation and one of its Subsidiaries for the purposes of establishing a holding company structure.

“Indebtedness” means with respect to any Person, without duplication,

(1)          all Obligations of such Person for borrowed money,

(2)          all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(3)          all Capitalized Lease Obligations of such Person,

(4)          all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings),

(5)          all Obligations for the reimbursement of any obligor on any letter of credit, banker’ s acceptance or similar credit transaction,

(6)          guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below,

(7)          all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

(8)          all Obligations under Currency Agreements and Interest Swap Obligations of such Person, and

(9)          all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the High Yield Indenture, and if such price is based upon, or measured by, the fair market value of such

Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

For purposes hereof, the amount of any Indebtedness referred to in clause (8) of the preceding paragraph shall be the net amounts (including by offset of amounts payable thereunder), including any net termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Corporation and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Corporation or such Restricted Subsidiary, as the case may be.

“Leverage Ratio” means at any time, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Management Agreement” means the management agreement among the Corporation, Fremont and RCBA, in effect on the Issue Date.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, commissions, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means, after the Holding Company Merger, any Person that, directly or indirectly, holds all or substantially all of the Qualified Capital Stock of the Corporation.

“Permitted Holders” means RCBA, Fremont, James R. Leininger, M.D., and his Affiliates and, after the Holding Company Merger, any Parent.

“Permitted Investments” means:

(1)          Investments by the Corporation or any Restricted Subsidiary of the Corporation in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Corporation or that will merge or consolidate into the Corporation or a Restricted Subsidiary of the Corporation;

(2)          Investments in the Corporation by any Restricted Subsidiary of the Corporation; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Corporation’ s obligations under the High Yield Notes and the High Yield Indenture;

(3)          Investments in cash and cash equivalents;

(4)          loans and advances to employees and officers of the Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $10.0 million at any one time outstanding pursuant to this clause (4);

(5)          Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Corporation’ s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the High Yield Indenture;

(6)          Investments in Unrestricted Subsidiaries not to exceed $10.0 million at any one time outstanding pursuant to this clause (6);

(7)          Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)          Investments made by the Corporation or its Restricted Subsidiaries as a result of consideration received in connection with an asset sale;

(9)          Investments existing on the date of the High Yield Indenture;

(10)    accounts receivable, advances, loans, guarantees or extensions of credit created or acquired in the ordinary course of business, consistent with past or industry practice;

(11)    any Investment by the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(12)    Investments committed to by the Corporation or its Restricted Subsidiaries on the Issue Date not to exceed $1.5 million in the aggregate pursuant to this clause (12);

(13)    Investments in Strategic Joint Ventures not to exceed $20.0 million outstanding at any one time pursuant to this clause (13); and

(14)    any Investment in any Person solely in exchange for Qualified Capital Stock or, after the Holding Company Merger, Capital Stock of the Parent, or from a Capital Contribution or the net cash proceeds of any substantially concurrent sale of the Corporation’ s Qualified Capital Stock.

“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Corporation or any of its Subsidiaries pursuant to which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity (in the case of a transfer by the Corporation or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Corporation or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“RCBA” means Blum Capital Partners, L.P. and its Affiliates.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary of the Corporation (or another Person in which the Corporation or any Subsidiary of the Corporation makes an Investment and to which the Corporation or any Subsidiary of the Corporation transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Corporation as a Securitization Entity

(1)          no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(A)      is guaranteed by the Corporation or any Subsidiary of the Corporation (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B)        is recourse to or obligates the Corporation or any Subsidiary of the Corporation in any way other than pursuant to Standard Securitization Undertakings or

(C)        subjects any property or asset of the Corporation or any Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2)          with which neither the Corporation nor any Subsidiary of the Corporation has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Corporation or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Corporation, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)          to which neither the Corporation nor any Subsidiary of the Corporation has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Corporation or any Subsidiary of the Corporation which are reasonably customary in an accounts receivable or equipment securitization transaction.

“Strategic Joint Venture” means a corporation, partnership or other entity engaged in a business which is related to that of the Corporation or any of its Restricted Subsidiaries or which provides services, products or intellectual property to the Corporation or any of its Restricted Subsidiaries or uses the products, services or intellectual property of the Corporation or any of its Restricted Subsidiaries.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Transaction Expenses” means the expenses relating to the offering of the High Yield Notes, execution and initial borrowings under the Credit Agreement, the redemption of the Existing Notes, the sale of the Preferred Stock the net proceeds of which are used in connection with the Distribution, the Distribution and the interest expense on the Existing Notes after the Issue Date.

“Unrestricted Subsidiary” of any Person means:

(1)          any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Corporation or any Restricted Subsidiary of the Corporation that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Corporation or any of its Restricted Subsidiaries (other than the assets of such Restricted Subsidiary to be designated an Unrestricted Subsidiary and its Subsidiaries).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately after giving effect to such designation, the Corporation’s Leverage Ratio is no more than 5.5 to 1, unless such designated Subsidiary shall, at the time of designation, have no Indebtedness outstanding other than Indebtedness that can be incurred pursuant to Section 5(a) above.

Notwithstanding the foregoing, to the extent Federal Express Trust No. 1991-B and Federal Express Trust No. 1991-A are Subsidiaries of the Corporation, each such entity will be an Unrestricted Subsidiary of the Corporation unless and until the Board of Directors of the Corporation designates it to be a Restricted Subsidiary in accordance with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused the Statement of Designation to be duly executed in its corporate name on this      day of August, 2003.

Kinetic Concepts, Inc.

By:
Name:	Dennert O. Ware
Title:	President and Chief Executive Officer

By:
Name:	Dennis E. Noll
Title:	Senior Vice-President, General Counsel and Secretary

This instrument was acknowledged before me on                               by Dennert O. Ware, President and Chief Executive Officer and, Dennis E. Noll, as Secretary of Kinetic Concepts, Inc.

Notary Public

(Seal, if any)

[Signature Page to Statement of Designations]